Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated and effective as of the Effective Date (as defined below), is hereby made by and between Wyndham Worldwide Corporation, a Delaware corporation (the “Company”) and Franz S. Hanning (the “Executive”).

WHEREAS, Cendant Corporation, a Delaware Corporation (“Cendant”) and the Executive are parties to an Amended and Restated Employment Agreement dated as of December 10, 2004 (the “Prior Agreement”); and

WHEREAS, Cendant currently contemplates distributing all or substantially all of the common stock of the Company to its stockholders pursuant to a pro rata stock dividend (the “Transaction”); and

WHEREAS, subject to the consummation of the Transaction, the Company desires to employ the Executive as a full-time employee of the Company and the Executive desires to serve the Company in such capacity, in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION I

EFFECTIVENESS

Subject to the occurrence of the Transaction, and effective upon the day the Transaction is consummated (the “Effective Date”) (i) the Prior Agreement shall terminate and be of no further force or effect and (ii) this Agreement shall be effective and enforceable by the parties hereto. In the event the Effective Date does not occur on or prior to December 31, 2006, the Prior Agreement shall remain in effect and this Agreement shall terminate without ever becoming effective.

SECTION II

EMPLOYMENT; POSITION AND RESPONSIBILITIES

During the Period of Employment (as defined below) the Company agrees to employ the Executive and the Executive agrees to be employed by the Company.

During the Period of Employment, the Executive will serve as a full-time employee of the Company and of the Company’s Timeshare Resort Group (“TRG”) in the capacity of Chief Executive Officer of TRG, and will report directly to, and serve at the discretion of, the Chief Executive Officer of the Company (the “CEO”).

The Executive will, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for the Company, or as otherwise reasonably directed by the CEO from time to time. The Executive will maintain a primary office and conduct his business in Orlando, Florida, except for normal and reasonable business travel in connection with his duties hereunder.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive’s employment under this Agreement will commence upon and subject to the Effective Date and end on the third anniversary of the Effective Date, subject to earlier termination as provided herein (the “Period of Employment”). Effective upon the Effective Date, the Executive will no longer be an employee of Cendant or any of its affiliates.

SECTION IV

COMPENSATION AND BENEFITS

A.	Compensation.

For services rendered by the Executive pursuant to this Agreement during the Period of Employment, the Company will pay the Executive base salary at an annual rate equal to five hundred and fifty thousand dollars ($550,000) or such greater amount as may be determined from time to time by the Company in its sole discretion (the “Base Salary”).

B.	Annual Incentive Awards.

In addition, the Executive will be eligible to receive an annual incentive compensation award in respect of each fiscal year of the Company during the Period of Employment targeted to equal $660,000, subject to the terms and conditions of the annual bonus plan covering employees of the Company, and further subject to such performance goals, criteria or targets reasonably determined by the Company in its sole discretion in respect of each such fiscal year (each such annual bonus, an “Incentive Compensation Award”). As the Incentive Compensation

Award is subject to the attainment of performance criteria, it may be paid, to the extent earned or not earned, at below-target levels, and above target levels (not to exceed 125% of target level).

C.	Additional Long Term Cash Incentive.

In addition, the Executive will be eligible to receive a long term bonus in respect of the three year period commencing January 1, 2006 and ending December 31, 2008 (“ALTI Bonus”). The maximum ALTI Bonus payable will equal $2 million. The ALTI Bonus will be paid to the Executive within 60 days following December 31, 2008, to the extent earned pursuant to the ALTI Goals (as defined below) and further subject to the Executive’s continuous employment with the Company through the payment date, and further subject to the terms and conditions set forth under Section V “Disability”, Section VI “Death”, and Section VIIA “Without Cause Termination and Constructive Discharge” set forth below.

If the Company attains one hundred percent (100%) of each of the ALTI Goals in each applicable year, the Executive shall be paid one hundred percent (100%) of the ALTI Bonus; provided, however, if the Company attains at least ninety five percent (95%) of the ALTI Goals in each applicable year, the Executive shall be paid ninety percent (90%) of the ALTI Bonus. If the Company does not attain at least ninety five percent (95%) of the ALTI Goals in each applicable year, the ALTI Bonus shall be forfeited and no payment will be made to the Executive.

Notwithstanding the foregoing, if and to the extend the Company exceeds the ALTI Goal in any applicable year, such excess shall be applied to cover any shortfall in respect of a following year in order to allow Executive to remain eligible for the ALTI Bonus. By way of example, if the Company attains one hundred and ten percent (110%) of the ALTI Goal in respect of 2007, but then only reaches ninety percent (90%) of the ALTI Goal in respect of 2008, the excess attainment in respect of 2007 will be applied to 2008 such that, if applicable, the cumulative effect shall allow Executive to obtain the maximum ALTI Bonus.

The ALTI Goals shall mean performance goals relating to TRG’s annual financial performance, based upon the annual bonus goals established for all eligible employees of TRG, in respect of 2006, 2007 and 2008, as determined by the CEO and as presented to the Company’s Board of Directors or Compensation Committee each year. The Executive shall be permitted to review and comment on such goals; however, the goals shall be determined by the Company in its sole discretion.

D.	Termination of All Existing Bonus Opportunities.

In connection with the consummation of the Transaction and the commencement of this Agreement, and in consideration of the ALTI Bonus opportunity discussed above, the Executive and the Company agree to terminate all existing bonus, commission, incentive and cash payment opportunities owed to the Executive by Cendant (including without limitation “additional long term cash incentives” or “alti bonuses” set forth in the Prior Agreement), but excluding those discussed above, and accordingly all such compensation arrangements are hereby terminated.

E.	Retention Bonus.

In consideration of the Executive’s agreement to terminate the Prior Agreement and as an incentive for the Executive to execute this Agreement, the Executive will be paid an additional lump sum cash retention bonus equal to $700,000, which amount will be paid as soon as possible following the 30th day after the second of Cendant’s contemplated spin-off transactions (but in no event later than December 31, 2006).

F.	Employee Benefits.

During the Period of Employment, the Company will provide the Executive with employee benefits generally offered to all eligible full-time employees of TRG, and with perquisites generally offered to similarly situated officers of the Company, subject to the terms of the applicable employee benefit plans or policies of TRG and/or the Company.

Following the Effective Time, subject to the Company retaining ownership or access to private aircraft, and subject to availability, the Executive will receive access to such aircraft for such business use. The use of such aircraft will at all times be subject to applicable Company policies and Internal Revenue Code regulations. In the event the Company’s owned or accessible private aircraft is not available for the Executive’s business use, or in the event the Company no longer owns or has access to a private aircraft, the Company will charter a private aircraft.

During the Period of Employment, the Company shall continue to provide the Executive with life insurance benefits in such manner no less favorable than the arrangement in effect prior to the Effective Date.

G.	Expenses.

During the Period of Employment, the Company will reimburse the Executive for reasonable business expenses incurred and timely submitted in accordance with any applicable policy of the Company.

H.	Annual Long Term Incentive Awards.

Effective as of the Effective Date, the Company shall grant the Executive a long-term incentive equity award with a grant date “value” (within the meaning of Cendant’s recently conducted equity incentive grants) equal to $3 million (the “Initial Grant”). With respect to two-thirds of the value of the Initial Grant, such grant will vest in four equal installments on each of the first four anniversaries of May 2, 2006, subject to the Executive remaining continuously employed with the Company through each applicable vesting date, and subject to the additional terms and conditions set forth in this Agreement. With respect to one-third of the value of the Initial Grant, such grant shall vest (or not vest) on the third anniversary of May 2, 2006, subject to both (A) the Executive remaining continuously employed with the Company through such vesting date, subject to the additional terms and conditions set forth in this Agreement, and (B) the Company’s attainment of performance goals and criteria relating to the financial success of the Company, which goals and criteria shall be reasonably determined by the Company in its sole discretion, and set forth in the documentation evidencing such Initial Grant. The Initial Grant shall also be subject to the terms and conditions of the Company’s 2006 Equity and Incentive Plan (the “Equity Plan”) and the applicable agreement evidencing such award. Thereafter, the Executive shall be eligible for long term incentive awards, subject to the terms and conditions set forth herein and the discretion of the Company’s Compensation Committee.

In the event of a “Change-of-Control”, as defined in the Equity Plan, the Initial Grant will become immediately and fully vested and payable to the Executive.

SECTION V

DISABILITY

If the Executive becomes Disabled, as defined below, during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive. The Company’s obligation to make payments to the Executive under this Agreement will cease as of such date of termination, except for earned but unpaid Base Salary, any earned but unpaid Incentive Compensation Awards (for prior year, if applicable) a pro rata Incentive Compensation Award in respect of the year in which such termination occurs (pro rata at target level based upon number of days worked during such year), any earned but unpaid ALTI Bonus. In addition, the Initial Grant shall become fully vested. For purposes of this Agreement, “Disabled” shall have the meaning set forth under Section 409A of the Internal Revenue Code.

SECTION VI

DEATH

In the event of the death of the Executive during the Period of Employment, the Period of Employment will end and the Company’s obligation to make payments under this Agreement will cease as of the date of death, except for earned but unpaid Base Salary, any earned but unpaid Incentive Compensation Awards (for prior year, if applicable), a pro rata Incentive Compensation Award in respect of the year in which his death occurs (pro rata at target level based upon number of days worked during such year), any earned but unpaid ALTI Bonus which will be paid to the Executive’s surviving spouse, estate or personal representative, as applicable. In addition, the Initial Grant shall become fully vested.

SECTION VII

EFFECT OF TERMINATION OF EMPLOYMENT

A.    Without Cause Termination and Constructive Discharge. If the Executive’s employment is terminated during the Period of Employment by the Company due to a Without Cause Termination or by the Executive due to a Constructive Discharge (each as defined below), the Company will pay the Executive (or his surviving spouse, estate or personal representative, as applicable) upon such Without Cause Termination or Constructive Discharge (i) a lump sum amount equal to 100% of the sum of the Executive’s then current Base Salary, plus the target Incentive Compensation Award for the year in which such termination of employment occurred, and (ii) any Incentive Compensation Award and Base Salary earned but unpaid through the date of such termination. In addition, the ALTI Bonus will become vested and paid to the Executive, unless the performance period relating thereto has already ended and final determination of whether the ALTI Bonus has been earned has already been made. In addition, upon such event, if the Executive elects to remain covered under COBRA, the Company will pay the costs of such COBRA coverage for medical benefits; provided, that the Executive pays the employee contribution portion applicable to active employees, and further provided that the Company shall no longer pay such costs once Executive commences employment with a new employer or commences self-employment. Except as provided in this paragraph, and except for Indemnification rights under Section XIV, and except for any accrued and vested employee pension benefits, the Company will have no further obligations to the Executive hereunder.

B.    Termination for Cause; Resignation. If the Executive’s employment terminates due to a Termination for Cause or a Resignation, Base Salary and any Incentive Compensation Awards earned but unpaid as of the date of such termination will be paid to the Executive in a lump sum. Except as provided in this paragraph, the Company will have no further obligations to the Executive hereunder.

C.    For purposes of this Agreement, the following terms have the following meanings:

i.         “Termination for Cause” means (i) the Executive’s willful failure to substantially perform his duties as an employee of the Company or any of its subsidiaries (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of the Company’s Code of Conduct, (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any of its subsidiaries, (iii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (iv) the Executive’s clear and apparent gross negligence in the performance of his duties hereunder or (v) the Executive makes (or has been found to have made) a false certification to the Company pertaining to its financial statements.

ii.         “Constructive Discharge” means (i) any material failure of the Company to fulfill its obligations under this Agreement (including without limitation any reduction of the Base Salary or other compensation opportunities set forth in this Agreement, as the same may be increased during the Period of Employment, or other material element of compensation), (ii) a material reduction in the Executive’s duties, authority, title or responsibilities, (iii) the Executive no longer reports directly to the Chief Executive Officer of the Company or Stephen P. Holmes is no longer the Chief Executive Officer of the Company and (iv) the Executive’s primary business office is moved without his consent to a location more than 50 miles from his then current primary business office. The Executive will provide the Company a written notice which describes the circumstances being relied on for such termination with respect to this Agreement within thirty (30) days after the event giving rise to the notice. The Company will have thirty (30) days after receipt of such notice to remedy the situation prior to the termination for Constructive Discharge.

iii.        “Without Cause Termination” or “Terminated Without Cause” means termination of the Executive’s employment by the Company other than due to death, Disability, or Termination for Cause.

iv.        “Resignation” means a termination of the Executive’s employment by the Executive, other than in connection with a Constructive Discharge.

D.    Conditions to Payment and Acceleration. All payments due to the Executive under this Section VII shall be made as soon as practicable, but in no event earlier than the date permitted under Section 409A of the Internal Revenue Code, to the extent such payment is subject to Section 409A of the Code; provided, however, that such payments shall be subject to, and contingent upon, the execution by the Executive (or his beneficiary or estate) of a release of claims against the Company and its affiliates in such reasonable form determined by the Company in its sole discretion, but in a form consistent with the terms and conditions of this Agreement. In the event that Company fails to deliver all payments and benefits owing to Executive as determined by the terms and conditions of this Agreement, then any such release of claims shall become null and void and of no further effect regardless of any term or condition otherwise set forth in any release document that attempts to conflict with this language. The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates. This Section VII D. shall survive any termination of this Agreement until all payments and benefits owing to Executive are delivered by Company in full.

SECTION VIII

OTHER DUTIES OF THE EXECUTIVE

DURING AND AFTER THE PERIOD OF EMPLOYMENT

A.    The Executive will, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with the Company and its affiliates as may be reasonably requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party, and the Company shall reimburse the Executive for any expenses incurred by the Executive in connection therewith.

B.    The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of the Executive’s duties under this Agreement. The Executive will not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. The Executive will not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. The Executive will also use his best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company or its affiliates.

C.    i.        During the Period of Employment and for a one (1) year period following the earlier to occur of the termination or expiration of the Period of Employment (as may be extended from time to time) and the Executive’s termination of employment with the Company and its subsidiaries for any reason (the “Restricted Period”), irrespective of the cause, manner or time of any termination or expiration, the Executive will not, without the express written consent of the Company’s Board of Directors (the “Board”), affirmatively use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates (but excluding favorable terms applicable to Executive as a favored customer of any vendors which he may have developed during his tenure with the Company, including while traveling on Company business).

ii.        During the Restricted Period, the Executive will not make any statements intended to or which may have the effect of advancing the interest of any existing or prospective competitors of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates.

iii.        During the Restricted Period, the Executive, without prior express written approval by the Board, will not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder, officer, director, agent, employee, consultant, trustee, affiliate, or otherwise. The Executive acknowledges that the Company’s businesses are conducted nationally and interna tionally and agrees that the provisions in the foregoing sentence will operate throughout the United States and the world.

iv.        During the Restricted Period, the Executive, without express prior written approval from the Board, will not solicit any members or the then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.

v.        During the Restricted Period, the Executive will not, without the express prior written consent of the Company (which may be withheld in the Company’s sole and absolute discretion), directly or indirectly employ, hire as an independent contractor, actively solicit or endeavor to entice away any employee or independent contractor of the Company or any of its subsidiaries or affiliates. During the Restricted Period, the Executive will not interfere with the employees or affairs of the Company or any of its subsidiaries or affiliates. The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its subsidiaries or affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

D.    The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company will be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VIII without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy. Such right to an injunction will be in addition to, and not in limitation of, any other rights or remedies the Company may have. Without limiting the generality of the foregoing, neither party will oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VIII.

E.    The period of time during which the provisions of this Section VIII will be in effect will be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

F.    The Executive agrees that the restrictions contained in this Section VIII are an essential element of the compensation the Executive is granted hereunder and but for the Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

SECTION IX

TAX PROVISIONS

The Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that (i) the Executive becomes entitled to any benefits or payments under Section VII hereof and (ii) it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section IX) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section X, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount. All determinations required to be made under this Section X, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by the Company.

SECTION X

EFFECT OF PRIOR AGREEMENTS

Upon the Effective Date, this Agreement will supersede and replace each prior employment or consultant agreement between the Company (and/or its affiliates, including without limitation, Cendant, Fairfield Resorts, and their respective predecessors) and the Executive.

SECTION XI

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement will preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets the term the “Company” as used herein will mean the other corporation and this Agreement will continue in full force and effect, subject to Executive’s rights and remedies hereunder due to a Change in Control of the Company.

SECTION XII

MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XIII

REPRESENTATIONS

The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

SECTION XIV

INDEMNIFICATION AND MITIGATION

The Company will indemnify the Executive (including after the termination of his employment) to the fullest extent permitted under the Certificate of Incorporation and By-Laws of the Company. The Executive will not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor will the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive’s employment hereunder terminates.

SECTION XV

GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

SECTION XVI

ARBITRATION

A.    Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VIII for which the Company may, but will not be required to, seek injunctive relief) will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided. After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

B.    The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

C.    The legal fees and expenses of the party prevailing in such arbitration (up to a maximum of $118,000), and the fees and expenses of the arbitrator shall be paid by the non-prevailing parties. In the event that neither party prevails, the fees and expenses of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney.

D.    The parties agree that this Section XVI has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVI will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

E.    The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVII

SURVIVAL

Sections VIII, IX, X, XI, XII, XIV, XV and XVI will continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XVIII

SEPARABILITY

All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

WYNDHAM WORLDWIDE CORPORATION

/s/ Stephen P. Holmes
By: Stephen P. Holmes Title: Chief Executive Officer

FRANZ S. HANNING

/s/ Franz S. Hanning